Exhibit 23.1

Consent of KPMG LLP, Independent Auditors

The Board of Directors and Stockholders

Excelligence Learning Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333- 75602, 333-64762, 333-64764 and 333-64766) on Form S-8 of Excelligence Learning Corporation (formerly LearningStar Corp.) of our report dated February 14, 2003, relating to the consolidated balance sheets of Excelligence Learning Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Excelligence Learning Corporation.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.”

/s/ KPMG LLP

San Francisco, California

March 5, 2003